EXHIBIT 99.1

For additional information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

CytRx Reports 2009 Third Quarter Financial Results

LOS ANGELES (November 9, 2009) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company, today reported financial results for the three months and nine months ended September 30, 2009.

“We are taking actions that support our focus on developing our considerable oncology assets, which we believe offer the greatest near-term potential to produce revenue and drive stockholder value," said Steven A. Kriegsman, CytRx President and CEO. “Recently Dr. Daniel Levitt joined CytRx as Chief Medical Officer with leadership responsibility over all our drug development programs.  Dan has an extensive success record in oncology drug development and commercialization, and in his brief tenure at CytRx has become an integral part of our operations and is invigorating all aspects of our organization.

“We have taken an important step aimed at broadening the market opportunity for tamibarotene as a treatment for acute promyelocytic leukemia, or APL,” he added.  “In September, a dose escalating trial with tamibarotene in combination with arsenic trioxide injection was initiated to determine an appropriate dose for the treatment of refractory or relapsed APL, as well as to prepare for a planned Phase 2 clinical trial with a tamibarotene/arsenic trioxide combination as a first-line treatment for APL.  That trial is being conducted in parallel with our STAR-1 registration clinical trial, which is evaluating tamibarotene’s efficacy and safety as a third-line APL treatment.

“Several pharmaceutical companies are evaluating partnership opportunities to advance development of our molecular chaperone assets.  This is not surprising, given the tremendous promise of this technology.  Recent study results demonstrated that arimoclomol exhibited both statistically significant neuroprotective and neuroregenerative effects in brain cells of animals induced with stroke, which further supports our data indicating its potential in treating a broad range of neurodegenerative diseases.  We are currently waiting for the U.S. Food and Drug Administration to lift the clinical hold this quarter on testing of arimoclomol as a treatment for amyotrophic lateral sclerosis, also known as ALS or Lou Gehrig’s disease, and look forward to the opportunity to move this program back into the clinic,” he continued.

Review of Financial Results
CytRx reported net income applicable to common stockholders for the three months ended September 30, 2009 of $3.9 million, or $0.04 per diluted share based on 105.8 million diluted weighted average shares outstanding, compared with a net loss applicable to common stockholders for the three months ended September 30, 2008 of $12.3 million, or $0.14 per share based on 91.0 million weighted average shares outstanding.  Net income for the third quarter of 2009 reflected the recognition of $6.7 million in service revenue from the ALS Charitable Remainder Trust or ALSCRT.  The increase in weighted average shares outstanding for the third quarter of 2009 resulted primarily from the completion of a registered direct offering of $18.3 million, net of fees and expenses, in July 2009.  The net loss for the third quarter of 2008 included charges of approximately $8.0 million related to in-process research and development resulting from the Company's acquisition of Innovive Pharmaceuticals, Inc. in September 2008.

Revenue for the third quarter of 2009 was $7.0 million, compared with revenue of $0.9 million in the third quarter of 2008, and consisted primarily of service revenue recognized from CytRx's 2006 $24.3 million royalty transaction with the ALSCRT.  Pursuant to an amendment signed between CytRx and the beneficiary of the ALSCRT in August 2009, the Company recognized the remaining $7.0 million from this transaction as service revenue in the third quarter of 2009.

Research and development (R&D) expenses were $1.2 million for the three months ended September 30, 2009, compared with $2.0 million for the comparable period in 2008.  R&D expenses for the third quarter of 2009 included development costs of $0.2 million for the tamibarotene program and $0.1 million for the INNO-206 program, and $0.9 million for the cost of operations at CytRx’s former research laboratory.

General and administrative (G&A) expenses were $2.6 million for the third quarter of 2009, compared with $1.6 million in the third quarter of 2008.  G&A expenses increased in the three months ended September 30, 2009, compared with the comparable 2008 period, due primarily to increased non-cash G&A expenses related to a reversal of a reserve of $0.7 million upon the completion of the acquisition of Innovive in the third quarter of 2008, and higher employee stock option expense in the third quarter of 2009.  G&A expenses excluding stock option expense, non-cash expenses and depreciation expense were $1.6 million in three months ended September 30, 2009, compared with $1.9 million in the three months ended September 30, 2008, with the decrease of $0.3 million in the third quarter of 2009 primarily due to lower personnel costs and a reduction in professional and consulting fees.  The Company also recognized an impairment loss of $1.2 million resulting from the write-down of laboratory equipment available for sale in the third quarter of 2009.

Cash and cash equivalents and short term investments totaled $35.5 million as of September 30, 2009, including proceeds of $18.3 million, net of fees and expenses, from a registered direct offering completed in July 2009, and $1.2 million, net of fees, from the sale of 500,000 shares of common stock of RXi Pharmaceuticals Inc. (Nasdaq: RXII) in September 2009.  CytRx's ownership stake in RXi as of September 30, 2009 had a market value of approximately $14.1 million.

About CytRx’s Oncology Clinical Candidates

Tamibarotene
CytRx holds the North American and European rights to tamibarotene as a treatment for APL.  Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all trans-retinoic acid (ATRA), the current first-line treatment for APL.  The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. In addition, tamibarotene has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL.

There are currently no approved third-line treatment options for refractory APL subjects, an annual market that CytRx estimates at approximately $20 million in the United States and $25 million in Europe. The estimated annual market potential in the U.S. and Europe for an expanded label for tamibarotene that includes refractory, maintenance and front-line therapy is up to $150 million.

INNO-206
INNO-206 is a prodrug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor. In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin. Objective clinical responses were seen in patients with sarcoma, breast and lung cancers. In addition, the Company has announced that INNO-206 has demonstrated statistically significant results in animal models of breast cancer, small cell lung cancer, pancreatic cancer and ovarian cancer. The Company is evaluating options for one or more Phase 2 clinical trials to begin in 2010, and plans to announce the indications for those clinical trials this quarter.

Bafetinib
Bafetinib (formally known as INNO-406) is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor that is currently being planned as a third line treatment for patients with Chronic Myeloid Leukemia (CML) or certain forms of Acute Myeloid Leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international Phase I dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec and, in some cases, second-line tyrosine kinase inhibitors such as dasatiniband nilotinib). INNO-406 has
About Molecular Chaperone Technology
CytRx currently has two orally administered, clinical-stage molecular chaperone drug candidates and recently discovered a series of additional compounds that may provide a pipeline for additional drug candidates.  The Company's drug candidates are believed to function by regulating a normal cellular protein repair pathway through the activation or inhibition of "molecular chaperones."  Because damaged proteins are thought to play a role in many diseases, activation of molecular chaperones that help to reduce the accumulation of misfolded proteins may have therapeutic efficacy in a broad range of disease states.  Similarly, CytRx believes that the inhibition of molecular chaperones that normally help protect cancer cells from toxic misfolded proteins may result in the selective destruction of cancer cells.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics.  The CytRx drug development pipeline includes programs in clinical development for cancer indications, including tamibarotene in a clinical trial for the treatment of acute promyelocytic leukemia (APL).  In addition, CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. CytRx also maintains a 36% equity interest in publicly traded RXi Pharmaceuticals, Inc. (NASDAQ: RXII).  For more information on the Company, visit www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the timing, outcome or results of any pre-clinical or clinical testing of CytRx's potential oncology or molecular chaperone drug candidates, including tamibarotene as a third-line treatment for APL and INNO-206, the risk that any future human testing of INNO-206 for breast, pancreatic or ovarian cancer might not produce results similar to those seen in animals, risks related to CytRx's ability to manufacture its drug candidates, including tamibarotene and INNO-206, in commercial quantities in compliance with stringent regulatory requirements, uncertainties related the timing and ability to resume clinical testing of arimoclomol for ALS at the desired dosage of arimoclomol, the risk that the requirements imposed on the Company's planned clinical trial designs for ALS by the FDA might adversely affect or delay the Company's ability ultimately to demonstrate that arimoclomol is efficacious in treating ALS, increase the cost of clinical development, adversely affect the Company’s ability to enter into a partnership related to the future development of arimoclomol for ALS or any other indication, or result in the cancellation of the trial altogether, risks relating to the timing, outcome or results of the Company’s planned dose escalation study with tamibarotene combined with arsenic trioxide in subjects with relapsed acute promyelocytic leukemia APL, whether, based on the results of that study or other factors, the Company will proceed with subsequent clinical trials to test the utility of tamibarotene as first-line and refractory treatments for APL, and the timing, outcome or results of any such trials, uncertainties as to whether tamibarotene and arsenic trioxide will clinically demonstrate a similar complete response rate as the ATRA and arsenic trioxide combination, but with a lower relapse rate and decreased toxicities, risks related to CytRx's ability to enter into partnerships to advance the clinical development of INNO-406 and its clinical molecular chaperone portfolio, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,766,783	$25,041,772
Short term investments	27,750,000	—
Assets held for sale	149,063	—
Interest receivable	114,874	—
Income taxes recoverable	313,619	215,623
Prepaid expense and other current assets	387,046	613,889
Total current assets	36,481,385	25,871,284

Equipment and furnishings, net	185,560	1,835,052
Molecular library, net	—	103,882
Goodwill	183,780	183,780
Other assets	323,690	330,032
Total assets	$37,174,415	$28,324,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$561,154	$668,422
Accrued expenses and other current liabilities	3,018,072	2,556,904
Warrant liability	3,483,566	—
Deferred revenue, current portion	—	1,817,600
Total current liabilities	7,062,792	5,042,926
Deferred revenue, non-current portion	—	7,582,797
Total liabilities	7,062,792	12,625,723
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,488,821 and 93,978,448 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively.	109,489	93,978
Additional paid-in capital	226,741,556	210,007,468
Treasury stock, at cost (633,816 shares held at September 30, 2009 and December 31, 2008)	(2,279,238)	(2,279,238)
Accumulated deficit	(194,460,184)	(192,123,901)
Total stockholders’ equity	30,111,623	15,698,307
Total liabilities and stockholders’ equity	$37,174,415	$28,324,030

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Service revenue	$6,678,903	$917,473	$9,125,397	$4,838,923
License revenue	275,000	—	275,000	—
	6,953,903	917,473	9,400,397	4,838,923
Expenses:
Research and development	1,227,495	2,005,813	5,640,041	7,723,184
General and administrative	2,576,187	1,600,986	6,987,313	9,266,218
In-process research and development (See Note 13)	—	8,012,154	—	8,012,154
Impairment loss on fixed assets	1,187,305	—	1,187,305	—
	4,990,987	11,618,953	13,814,659	25,001,556
Income (loss) before other income	1,962,916	(10,701,480)	(4,414,262)	(20,162,633)
Other income:
Interest income	102,348	215,345	242,311	1,023,921
Other income, net	28,316	—	66,677	219,229
Gain on warrant derivative liability	544,040	—	544,040	—
Equity in loss of unconsolidated subsidiary	—	(1,344,372)	—	(3,857,227)
Gain on sale of unconsolidated subsidiary shares	1,224,951	—	1,224,951	—
Minority interest in losses of subsidiary	—	—	—	88,374
Net income (loss) before income taxes	3,862,571	(11,830,507)	(2,336,283)	(22,688,336)
Provision (benefit) for income taxes	—	(485,000)	—	(827,000)
Net income (loss)	3,862,571	(12,315,507)	(2,336,283)	(23,515,336)
Deemed dividend for anti-dilution adjustment made to stock warrants	—	—	—	(756,954)
Net income (loss) applicable to common stockholders	$3,862,571	$(12,315,507)	$(2,336,283)	$(24,272,290)

Basic net income (loss) per share	$0.04	$(0.14)	$(0.02)	$(0.27)

Weighted average shares outstanding	104,118,353	91,106,215	96,977,544	90,719,685

Diluted net income (loss) per share	$0.04	$(0.14)	$(0.02)	$(0.27)

Diluted weighted average shares outstanding	105,766,094	91,106,215	96,977,544	90,719,685

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